Exhibit 99.1

NASDAQ: INM Suite 310-815 W. Hastings St. Vancouver, BC, Canada V6C 1B4 Tel: +1.604.669.7207 Email: info@inmedpharma.com www.inmedpharma.com

InMed Commercializes Cannabidivarin (CBDV), Expanding its Rare Cannabinoid Portfolio for the Health and Wellness Sector

●	Expands rare cannabinoid portfolio beyond current CBC and CBT
●	Releases White Paper outlining research into the therapeutic potential of CBDV

Vancouver, BC and South San Francisco, CA – April 21, 2022 – InMed Pharmaceuticals Inc. (“InMed” or the “Company”) (Nasdaq: INM), a leader in the research, development, manufacturing and commercialization of rare cannabinoids, is pleased to announce it has launched B2B sales of the rare cannabinoid cannabidivarin (“CBDV”) to wholesalers, suppliers and end-product manufacturers in the health and wellness sector through its US subsidiary, BayMedica LLC.

“Ensuring a reliable, large volume source of highly pure, bioidentical CBDV is an important step forward in the health and wellness sector. CBDV has been researched for its therapeutic potential in several disease areas such as autism spectrum disorder,” said Shane Johnson, MD, SVP and General Manager of BayMedica. “Whether you are a researcher or product developer at a multinational consumer package goods (“CPG”) company, the ability to access highly pure and consistent active ingredients, free from contaminants typically found in plant-sourced cannabinoids such as pesticides, heavy metals, or potentially even THC, is a fundamental requirement. BayMedica’s cannabinoid manufacturing technologies provides exactly that value and we are excited to continue to introduce to the market additional rare cannabinoids that have previously not been abundantly accessible, including adding THCV to our portfolio in the immediate future.”

CBDV – An important twist on CBD

CBDV is a non-intoxicating rare cannabinoid that has a similar molecular structure to CBD but with two fewer carbon atoms on its sidechain, resulting in important differences in activity. The BayMedica team has curated a collection of scientific research studies on the physiological and potential therapeutic properties of CBDV. CBDV is one of the most studied rare cannabinoids and has been the subject of research in autism, epilepsy, acne, alopecia, inflammatory bowel disease, nausea, and pain. CBDV is also currently being studied in a number of clinical trials including autism, Prader-Willi Syndrome, and attention deficit hyperactivity disorder (ADHD). Click here to download the white paper.

BayMedica – We do cannabinoids differently

BayMedica manufactures rare cannabinoids through novel synthetic methods that ensure reproducible quality and purity. The Company’s products are manufactured under food-grade GMP (Good Manufacturing Practice) standards for the health and wellness sector, and are bioidentical to plant-derived compounds. These cannabinoids can be custom formulated for a variety of consumer health and wellness applications including supplements, nutraceuticals, cosmetics and animal health. Utilizing reproducible processes guarantee the purity and consistency of our cannabinoids each and every time. Furthermore, these production methods can be scaled up to meet demand to ensure that clients have an ongoing source of cannabinoids without supply chain concerns.

Increasing demand for rare cannabinoids

As research continues to identify the unique characteristics of cannabinoids beyond THC and CBD, the use and acceptance of all cannaboinds is poised to grow significantly over the coming months and years. Key indicators that point to significant growth include online analytics, emerging trends in the regulated hemp and marijuana sectors, and R&D among multinational CPGs. Reports such as the December 2021 Grand View Research report, that predicts the retail market for rare cannabinoids will reach US$26 Billion by 2028, adds to the growing body of data.

By establishing a reliable supply of these rare cannabinoids at commercial scale, innovative product manufacturers and consumer brands now have the ability to deliver improved and differentiated products via product line extensions and formulations designed to increase the performance of their products.

For more information on how to purchase CBDV and other rare cannabinoids, please reach out to the BayMedica sales team at: orders@baymedica.com

Learn more about BayMedica’s products:

Minor Cannabinoids CBC CBDV THCV CBT | BayMedica

About InMed: InMed Pharmaceuticals is a global leader in the research, development, manufacturing and commercialization of rare cannabinoids. Together with its subsidiary BayMedica LLC, the Company has unparalleled cannabinoid manufacturing capabilities to serve a spectrum of consumer markets, including pharmaceutical and health and wellness. InMed is also a clinical-stage company developing a pipeline of rare cannabinoid therapeutics and dedicated to delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs. For more information, visit www.inmedpharma.com and www.baymedica.com.

Investor Contact:

Colin Clancy

Senior Director, Investor Relations

T: +1.604.416.0999

E: cclancy@inmedpharma.com

Cautionary Note Regarding Forward-Looking Information:

This news release contains “forward-looking information” and “forward-looking statements” (collectively, “forward-looking information”) within the meaning of applicable securities laws. Forward-looking information is based on management’s current expectations and beliefs and is subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Forward-looking information in this news release includes statements about: launching B2B sales of CBDV into the health and wellness sector; ensuring a reliable, large volume source of CBDV; BayMedica’s manufacturing technologies providing value; launching additional rare cannabinoids, including THCV in the immediate future; CBDV having important differences from CBD in terms of activity; the potential for rare cannabinoids to treat various diseases; the use and acceptance of all cannabinoids being poised to grow significantly over the coming months and years; being a global leader in the research, development, manufacturing and development of rare cannabinoids; and delivering new treatment alternatives to patients that may benefit from cannabinoid-based pharmaceutical drugs.

With respect to the forward-looking information contained in this news release, InMed has made numerous assumptions. While InMed considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause InMed’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking information contained herein. A complete discussion of the risks and uncertainties facing InMed’s stand-alone business is disclosed in InMed’s Annual Report on Form 10-K and other filings with the Security and Exchange Commission on www.sec.gov.

All forward-looking information herein is qualified in its entirety by this cautionary statement, and InMed disclaims any obligation to revise or update any such forward-looking information or to publicly announce the result of any revisions to any of the forward-looking information contained herein to reflect future results, events or developments, except as required by law.

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